CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Technology Fund (formerly John Hancock Global Technology Fund) (one of the funds comprising the John Hancock Series Trust) in the John Hancock Sector Funds Prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Technology Fund Class A, Class B and Class C Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 39 to Registration Statement (Form N-1A, No. 2-75807) dated December 3, 1999 on the financial statements and financial highlights of the John Hancock Global Technology Fund.


                                                /s/ERNST & YOUNG LLP
                                                --------------------
                                                ERNST & YOUNG LLP

Boston, Massachusetts
February 23, 2000